Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirius XM Holdings Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) of Sirius XM Holdings Inc., successor registrant to its direct wholly-owned subsidiary Sirius XM Radio Inc. (Predecessor), (a) of our reports dated February 6, 2013, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Sirius XM Radio Inc. incorporated herein by reference and (b) of our report dated June 24, 2013, with respect to the statements of net assets available for benefits of the Sirius XM Radio 401(k) Savings Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental Schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2012, and Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Sirius XM Radio 401(k) Savings Plan incorporated herein by reference.

/s/ KPMG LLP

New York, New York

November 15, 2013